Exhibit 99.1

The New York Times Company Reduces Pension Obligations by $225 Million

New York - October 24, 2017 - The New York Times Company announced today that it has entered into agreements with Massachusetts Mutual Life Insurance Company (MassMutual) to transfer pension benefits and annuity administration for approximately $225 million in pension obligations.

The agreements relate to two of the Company’s pension plans, The New York Times Company’s Pension Plan and The Retirement Annuity Plan for Craft Employees of The New York Times Company. Under the agreements, these pension plans will purchase group annuity contracts from MassMutual for approximately 3,800 retirees (or their beneficiaries). The group annuity contracts include an irrevocable commitment by MassMutual to make annuity payments to the affected retirees. All other retirees will continue to receive monthly benefit payments from the plans.

The agreements will transfer the payment administration and obligations to this highly-rated insurance company with a long history of efficiently providing annuity benefits. This arrangement is part of the Company’s continued effort to manage the overall size and volatility of its pension plan obligations, and the administrative costs related thereto.

The transfer will not change the amount of the monthly pension benefits received by the affected retirees (or their beneficiaries), and no action is required on their part. Affected retirees will soon receive information packages with further details.

The Company expects to finalize the transactions by early 2018. The purchase of the group annuity contracts is being funded through existing assets of the pension plans’ respective trusts, including proceeds from a $100 million discretionary contribution by the Company. As a result of the agreements, the Company expects to recognize a pension settlement charge of approximately $95 million before tax in the fourth quarter of 2017. This charge represents the acceleration of deferred charges currently accrued in accumulated other comprehensive income.

Some of the statements in this release, particularly those regarding the expected financial impact of the transactions contemplated by the agreements, are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted. Factors that could cause actual results to differ include, but are not limited to: the successful closing of the transactions contemplated by the agreements within the estimated timeframe; our ability to realize the expected benefits from the transactions; and the amount and timing of the expected settlement charge. They also include other risks detailed from time to time in the Company’s publicly filed documents, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2016. Any forward-looking statements are and will be based upon the Company’s then current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesComm.

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Press: Danielle Rhoades Ha; danielle.rhoades-ha@nytimes.com